Exhibit 23.9

CONSENT OF JOHN RAJALA

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled “Masbate Gold Project, Philippines, NI 43-101 Technical Report” dated effective September 30, 2025, (ii) the report titled “Fekola Complex, Mali, NI 43-101 Technical Report” dated effective December 31, 2023, (iii) the report titled “Otjikoto Gold Mine, Namibia, NI 43-101 Technical Report” dated December 31, 2018, (iv) the report titled “National Instrument (NI) 43-101 Technical Report for the Goose Project and Back River District, Nunavut, Canada” dated effective December 31, 2024, and (v) the report titled “Gramalote Project, Colombia, NI 43-101 Technical Report” dated effective July 14, 2025, and to the references, as applicable, to the undersigned's name as an expert or qualified person included in or incorporated by reference into this registration statement on Form S-8 of B2Gold Corp.

/s/ John Rajala
John Rajala, P.E.

August 5, 2026